Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Contact:
For Ladenburg
Paul Caminiti/Brandy Bergman/Carrie Bloom
Citigate Sard Verbinnen
212/687 — 8080
LADENBURG THALMANN ACQUIRES THE ASSETS OF
BROADWALL CAPITAL’S BROKER-DEALER BUSINESS

     New York, NY, September 11, 2006 — Ladenburg Thalmann Financial Services, Inc. (AMEX: LTS) (“Ladenburg”) announced today that it has acquired certain assets of BroadWall Capital LLC (“BroadWall”), a boutique broker-dealer located in New York City which caters to both institutional and private clients. David Rosenberg and Adam Malamed, the principals of BroadWall, will serve as Senior Vice Presidents of Ladenburg’s broker-dealer subsidiary, Ladenburg Thalmann & Co. Inc., and will head the firm’s retail business. They will be located in Ladenburg’s new Miami, Florida office.
     “We are very pleased to welcome David and Adam and their colleagues at BroadWall to Ladenburg,” stated Dr. Phillip Frost, Chairman of Ladenburg. “David and Adam are seasoned executives with a track-record of managing and building retail and institutional brokerage businesses and we are confident that Ladenburg’s retail business will benefit from their leadership.”
     Ladenburg has granted to Messrs. Rosenberg and Malamed along with Mark McLain, Brian Russo, John Riccio, David Riccio and Ross Barish, each brokers of BroadWall that are joining Ladenburg, options to purchase a total of 1,500,000 shares of its common stock at an exercise price of $1.05 per share. The options, which expire on September 11, 2016, will vest as to 10% of the shares on the date of grant and as to an additional 22.5% of the shares in four annual installments commencing on September 11, 2007.
About Ladenburg Thalmann
     Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; Melville, New York; Lincolnshire, Illinois; and Princeton, New Jersey. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals. See www.Ladenburg.com
Forward Looking Statements
     This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of the Company. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, its quarterly report for the period ended June 30, 2006 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
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